                                                                  EXHIBIT (h)(2)

                              AMENDED AND RESTATED
                         SHAREHOLDER SERVICE AGREEMENT

This Agreement made on the 29th day of July, 1999, as amended and restated July 11, 2002, by and between ING Investment Funds, Inc., a Maryland corporation (the "Fund"), and ING Funds Services, LLC, a Delaware limited liability company ("IFSL"):

                                   WITNESSETH:

         WHEREAS, the Fund is party to a transfer agent agreement with DST Systems, Inc. ("DST") wherein DST provides all transaction processing and record keeping for the Fund's shareholders and would provide shareholder services for the Fund if the Fund so desired, and

         WHEREAS, the Fund has determined that IFSL is capable of providing superior shareholder services to the Fund in conjunction with DST as the Transfer Agent, and

         WHEREAS, the Fund desires to appoint IFSL as Shareholder Service Agent and IFSL desires to accept such appointment:

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Scope of Appointment

Fund hereby appoints IFSL as Shareholder Service Agent and as such IFSL hereby accepts such appointment and agrees that it will provide the Fund with services which include but are not limited to the following:

A. Reviewing correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper record keeping, and responding promptly to correspondence from shareholders and dealers.

B. Receiving telephone calls pertaining to any former, existing or new shareholder account, verbally responding to such calls and when required responding in writing and maintaining prior record keeping regarding such calls from shareholders and dealers and responses thereto.

C. IFSL further agrees that the scope of this appointment does not include any services required to be provided by a registered broker-dealer or registered transfer agent.

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Certain Representations and Warranties of IFSL and the Fund

IFSL represents and warrants to the Fund that:

A. It is a limited liability company duly organized and existing and in good standing under the laws of Delaware.

B.       It is duly qualified to carry on its business in the State of Arizona.

C. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this agreement.

D. IFSL is empowered under applicable laws and by its charter and bylaws to enter into this Agreement.

The Fund represents and warrants to IFSL that:

A. It is a corporation duly organized and existing and in good standing under the laws of Maryland.

B. It is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended.

C. The Fund is empowered under applicable laws and by its charter and bylaws to enter into this Agreement.

Compensations and Expenses

In consideration for its services here under as Shareholder Service Agent, the Fund will pay to IFSL reasonable compensation for all services rendered as Agent, and all its reasonable out-of-pocket expenses incurred in connection with the agency. Such compensation is set forth in a separate schedule to be agreed to by the Fund and IFSL, a copy of which is attached hereto.

The Fund agrees to promptly reimburse IFSL for all reasonable out-of-pocket expenses or disbursements incurred by IFSL in connection with the performance of services under this Agreement including, but not limited to, expenses for postage, express delivery services, envelopes, forms, telephone communication expenses and stationary supplies. IFSL agrees to furnish to the Fund's Board of Directors, upon request, reasonable documentation of any expenses for which reimbursement is sought.

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Indemnifications

IFSL shall at all times use reasonable care, due diligence and act in good faith in performing its duties under this Agreement. IFSL shall not be responsible for, and the Fund shall indemnify and hold IFSL harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against IFSL or for which IFSL may be held liable, arising out of or attributable to all actions of IFSL required to be taken by IFSL pursuant to this Agreement provided that IFSL has acted in good faith and with due diligence and reasonable care. The Fund shall not be responsible for, and IFSL shall indemnify and hold harmless the Fund from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability which any be asserted against the Fund or for which the Fund may be held liable, arising out of or attributable to all actions of IFSL required to be taken by IFSL pursuant to this Agreement in which IFSL has not acted in good faith and with due diligence and reasonable care.

Termination of Agreement

This Agreement shall have an initial term from July 29, 1999 through August 31, 2002. Thereafter, this Agreement shall automatically renew for one-year terms unless either party provides written notice of the termination of this Agreement to the other party at its principal place of business at least sixty (60) days prior to the end of the then-current term.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first written above.

                                       ING FUNDS SERVICES, LLC

                                       By: /s/ Michael J. Roland
                                           ---------------------
                                       TITLE:
                                             -------------------

                                       ING INVESTMENT FUNDS, INC.
                                       (ON BEHALF OF ING MAGNACAP FUND)

                                       BY: /s/ Robert S. Naka
                                           ------------------

                                       TITLE: SUP

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                           ING INVESTMENT FUNDS, INC.
                             ING FUNDS SERVICES, LLC
                   SHAREHOLDER SERVICE AGREEMENT FEE SCHEDULE

                             EFFECTIVE JULY 30, 2002

I. SHAREHOLDER SERVICING FEES:

         Telephone Calls (inbound and outbound) - $2.56

         Correspondence - $5.12

II. NOTES TO THE ABOVE FEE SCHEDULE:

A. The above schedule does not include reimbursable out-of-pocket expenses that are incurred on the Fund's behalf. Examples of reimbursable expenses include but are not limited to expenses for postage, express delivery services, envelopes, forms, telephone communication expenses and stationery supplies. Reimbursable expenses are billed separately from service fees on a monthly basis.

B. The above fees are guaranteed for a three-year period, subject to an annual increase in an amount not less than the annual percentage change in the Consumer Price Index (CPI) for all urban consumers.

Last Adjusted: July 11, 2002

                           ING INVESTMENT FUNDS, INC.
                             ING FUNDS SERVICES, LLC
                      AMENDED SHAREHOLDER SERVICE AGREEMENT
                                  FEE SCHEDULE

I. SHAREHOLDER SERVICING FEES:

         Telephone Calls (inbound and outbound) - $2.60

         Correspondence - $5.20

II. NOTES TO THE ABOVE FEE SCHEDULE:

A. The above schedule does not include reimbursable out-of-pocket expenses that are incurred on the Fund's behalf. Examples of reimbursable expenses include but are not limited to expenses for postage, express delivery services, envelopes, forms, telephone communication expenses and stationery supplies. Reimbursable expenses are billed separately from service fees on a monthly basis.

B. The above fees are guaranteed for a three-year period, subject to an annual increase in an amount not less than the annual percentage change in the Consumer Price Index (CPI) for all urban consumers.

Last Adjusted: August 1, 2003(1)

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(1) Fee increase includes the percent change in the level of the Consumer Price
Index between December 31, 2001 through December 31, 2002.